Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION ANNOUNCES RE-AUDIT STATUS;

PLANS TO RESTATE FINANCIAL STATEMENTS;

ANTICIPATED RESULTS: SHAREHOLDERS’ EQUITY INCREASES

BY $17 MILLION

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON,

FLORIDA, OCTOBER 1, 2003.

SBA Communications Corporation (including its subsidiaries, “SBA” or the “Company”) announced today that it plans to restate certain of its financial statements. In accordance with SEC rules, SBA is required to restate its financial statements for all periods presented to reflect as discontinued operations the sale of towers to AAT Communications Corporation and certain other towers held for sale. In that regard, SBA engaged Ernst & Young LLP, the Company’s independent accountants since 2002, to re-audit the Company’s financial statements for the year ended December 31, 2001. The Company determined to complete the re-audit ahead of the Company’s 2003 Form 10-K requirements and prior to undertaking any substantial refinancing activity, which remains a primary goal of the Company. The re-audit has been substantially completed. Through the re-audit process certain adjustments have been identified that the Company anticipates making to certain of its financial statements. The affected financial statements include SBA’s fiscal year 2001, fiscal year 2002 and quarterly 2003 financial statements.

Aside from the adjustments necessary to reflect the discontinued operations, the restatement is not anticipated to impact the Company’s revenues, cash position, tower cash flow, or Adjusted EBITDA for any of the periods presented nor will the restatement increase obligations requiring a future use of cash. The Company anticipates that it will record adjustments to the December 31, 2001 Balance Sheet, consisting primarily of a reduction of net tax liabilities and goodwill of approximately $20 million that had been established in connection with certain business combinations. It is anticipated that after reflecting the impact from these same adjustments on the 2001 Consolidated Statement of Operations, the 2001 net loss will still approximate $125 million.

In connection with the Company’s adoption of SFAS 142, effective January 1, 2002, the charges in 2002 to write off goodwill were overstated by the amount of goodwill that is being eliminated as of December 31, 2001 (approximately $20 million), as well as additional goodwill recorded in 2002 and subsequently written off as an impairment charge (approximately $4 million). These adjustments are anticipated to result in a reduction of the net loss on the 2002 Consolidated Statement of Operations of approximately $24 million to $249 million from the 2002 reported loss of $273 million.

The loss from discontinued operations for the three and six months ended June 30, 2003 was understated by approximately $2 million due to an understatement of net assets to be sold resulting from the elimination of the deferred tax liability at December 31, 2001, resulting in an anticipated increase to the net loss for the six months ended June 30, 2003 of approximately $2 million. The net loss is expected to be increased to $92 million from $90 million. It is expected that the aggregate effect of the adjustments will result in an increase to previously reported shareholders’ equity at June 30, 2003 of approximately $17 million.

The Company intends to file restated audited financial statements for 2001 and 2002 together with the opinion of Ernst & Young LLP, thereon by means of Form 8-K as soon as practicable. At the same time, the Company also intends to amend its Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 20,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670.

Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including (i) the Company’s expectations regarding the impact of the restatement; (ii) the amount and details of adjustments being made to the Company’s financial statements for the years ended December 31, 2001 and 2002 and for the quarters ended March 31 and June 30, 2003 and (iii) the Company’s intent to file the full financials as soon as practicable.

These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 31, 2003. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the amount and details of any adjustments and the timing of filing such financials, these statements are subject to the completion of final financial statements for the relevant periods. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.